UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 27, 2011

DJSP ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	001-34149	98-0667099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 South Pine Island Road Plantation, Florida	33324
(Address of Principal Executive Offices)	(Zip Code)

(954) 727-8217
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement..

On May 27, 2011, DAL entered into a definitive agreement (the “Purchase Agreement”) to sell all of the outstanding shares of its subsidiary, Timios, Inc. (“Timios”) to Timios Acquisition Corp. (“TAC”), a subsidiary of Homeland Security Capital Corporation (“HSCC”).  Timios is a national title insurance and settlement services company, and a licensed title insurance and escrow agent operating in 40 states and the District of Columbia. Timios provides services including settlement services and asset valuation, including but not limited to title insurance and escrow services, from its multiple locations strategically placed for time-zone sensitive fulfillment.

TAC will acquire Timios for $1.15 million in cash, and up to $1.35 million to be paid as a fixed percentage of net revenue until the full amount is paid.  The Purchase Agreement contains provisions for a post-closing working capital adjustment, a covenant not to compete, and mutual indemnification.

The closing of the transactions contemplated by the Purchase Agreement are subject to customary due diligence, closing conditions and regulatory approvals.  DAL is also in negotiations with HSCC regarding the purchase of substantially all of the assets of Default Servicing, LLC.  The closing of that purchase is a condition to the closing of the Purchase Agreement.

A copy of the Purchase Agreement is attached as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

Item 9.01.   Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Descriptions
10.1	Stock Purchase Agreement, dated May 27, 2011, by and among Homeland Security Capital Corporation, Timios Acquisition Corp., Timios, Inc., and DAL Group, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DJSP Enterprises, Inc.
(Registrant)

Date May 30, 2011	By	/s/ Stephen J. Bernstein
Stephen J. Bernstein, President and Chief Executive Officer